Exhibit 99.2
RING ENERGY PROVIDES MANAGEMENT TEAM UPDATE

The Woodlands, TX – August 6, 2024 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today announced a management team update, including the addition of a new senior executive.

Mr. Phillip Feiner has joined Ring as Vice President, General Counsel. With more than 25 years of energy industry experience, including with both public and private companies, Mr. Feiner is responsible for leading Ring’s legal and human resources efforts.

Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “We are pleased to have Phillip join the Company given his substantial background and industry experience. This role is key to the execution of our long-term strategy, and I – along with the rest of the team – look forward to working closely with Phillip as we continue to focus on maximizing the Company’s cash flow, improving the balance sheet, and driving increased value for our stockholders.”

Prior to joining Ring, Mr. Feiner most recently served as General Counsel for Nacero Inc., a renewable fuels company. Prior to Nacero, Phillip served as General Counsel for HSB Solomon Associates, a global consulting and benchmarking firm serving the upstream, midstream, and downstream energy space. From 2011 to 2019, Mr. Feiner worked at Kosmos Energy as Assistant General Counsel where he was promoted to Vice President, Legal and HR and subsequently to Vice President and Deputy General Counsel. Prior to Kosmos Energy, Phillip served as Vice President and General Counsel for Cano Petroleum. Mr. Feiner received a B.A. degree from the University of North Carolina at Wilmington and a J.D. degree from Wake Forest University School of Law.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the development of its Permian Basin assets. For additional information, please visit www.ringenergy.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitation, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2023, and its other filings. Ring undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.

Contact Information

Al Petrie Advisors
Al Petrie, Senior Partner
Phone: 281-975-2146
Email: apetrie@ringenergy.com
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